(As filed March 1, 2000)

                                                                File No. 70-9617

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            --------------------------------------------------------

                                   FORM U-1/A

                                 AMENDMENT NO. 2
                                       TO
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

            ---------------------------------------------------------

                           Alliant Energy Corporation
                         Alliant Energy Resources, Inc.
                           222 West Washington Avenue
                            Madison, Wisconsin 53703

                  (Names of companies filing this statement and
                    addresses of principal executive offices)

              -----------------------------------------------------

                           ALLIANT ENERGY CORPORATION

                 (Name of top registered holding company parent)

             ------------------------------------------------------

                   Edward M. Gleason, Vice President-Treasurer
                             and Corporate Secretary
                           Alliant Energy Corporation
                           222 West Washington Avenue
                          Madison, Wisconsin 53703-0192

                     (Name and address of agent for service)

            ---------------------------------------------------------
      The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:

     Barbara J. Swan, General Counsel   William T. Baker, Jr., Esq.
     Alliant Energy Corporation         Thelen Reid & Priest LLP
     222 West Washington Avenue         40 West 57th Street
     Madison, Wisconsin 53703-0192      New York, New York 10019

          The Application-Declaration filed in this proceeding on January 28, 2000, as amended by Amendment No. 1, filed February 18, 2000, IS HEREBY FURTHER AMENDED WITH THE FILING OF THE FOLLOWING EXHIBITS LISTED IN ITEM 6 - EXHIBITS
                                                                     --------
AND FINANCIAL STATEMENTS:
------------------------

          A.   -   EXHIBITS.
                   --------

                    A-1 Form of Amended and Restated Articles of Incorporation of Capstone.

                    A-2 Investor Rights Agreement, dated as of August 22, 1997. (Filed confidentially pursuant to Rule 104 - Paper format filing).

                    A-3 Amended and Restated Stockholders Agreement, dated as of April 9, 1997, as amended. (Filed confidentially pursuant to Rule 104 - Paper format filing).

                    B Form of Preferred Stock Purchase Agreement between Resources and Capstone. (Filed confidentially pursuant to Rule 104 - Paper format filing).

                    F    Opinion of Counsel.


                                    SIGNATURE

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this statement filed herein to be signed on their behalf by the undersigned thereunto duly authorized.

                                        ALLIANT ENERGY CORPORATION


                                        By: /s/ Edward M. Gleason
                                           ------------------------------
                                           Name:    Edward M. Gleason
                                           Title:   Vice President-Treasurer
                                           and Corporate Secretary



                                        ALLIANT ENERGY RESOURCES, INC.


                                        By: /s/ Edward M. Gleason
                                           ------------------------------
                                           Name:    Edward M. Gleason
                                           Title:   Vice President-Treasurer
                                           and Corporate Secretary

Date:    March 1, 2000


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